NUMBER

000

SHARES



Organized under the laws of the State of Delaware

HOMEOWNERS OF AMERICA HOLDING CORPORATION

Common Stock

$0.0001 Par Value

This Certifies that **SPECIMEN** ______________________ *is the*

registered holder of **Common Stock, par value $0.0001 per share, of Homeowners of America Holding Corporation** *Shares*

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed

this __________ *day of* __________ *A.D.* __________